SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                December 22, 2000
               (Date of Report (Date of Earliest Event Reported))

                              LA-Z-BOY INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter)

                                    Michigan
                 (State or Other Jurisdiction of Incorporation)

                                     1-9656
                            (Commission File Number)

                                   38-0751137
                      (I.R.S. Employer Identification No.)

                             1284 N. Telegraph Road
                             Monroe, Michigan 48162
          (Address of Principal Executive Offices, Including Zip Code)

                                 (734) 241-4414
              (Registrant's Telephone Number, Including Area Code)

                                [not applicable]
           (Former Name or Former Address If Changed Since Last Report)

Item 5.  Other Events

On December 22, 2000, La-Z-Boy Incorporated released the following news release:



                     La-Z-Boy EXPECTS SOFTER JANUARY QUARTER


MONROE, Mich., December 22, 2000 - La-Z-Boy Incorporated announced today it currently expects sales for its third fiscal quarter which ends January 27, 2001 to be below earlier anticipated levels. Diluted earnings per share for the January 2001 quarter are now anticipated to be in the range of $0.25 - $0.31, down from $0.41 per share a year earlier. The expected drop in earnings per share is due primarily to lower sales, higher interest expense, increased bad debt expense and more diluted shares outstanding.

La-Z-Boy Chief Financial Officer Fritz Jackson said, "When we reported our fiscal second quarter results early last month, we noted that the outlook for our January quarter was `not particularly strong'. Since then, business conditions in our industry have softened further, with the important post-Thanksgiving retail selling period coming in below what most furniture retailers had been anticipating. As a number of our competitors have already pointed out, recent consumer demand for furniture has been quite weak, with many consumers perhaps reacting to the shock of their first home heating bills of the season or the sharply declining U.S. stock market. An additional uncertainty is the possibility of severe winter weather conditions during January, the final month of our third quarter. We plan to report our third quarter results after the New York Stock Exchange closes on February 7, 2001 and will hold our quarterly investor conference call the next morning. At that time, we should have a clearer indication of the outlook for our April fourth quarter."

Jerry Kiser, President and Chief Operating Officer, added, "As we mentioned last month, we have been closely monitoring inventory levels throughout the company in view of the decelerating sales trends. We have taken additional selective downtime at a number of our manufacturing facilities during the past month, and have downsized our workforce at other facilities to curtail production and minimize inventory buildups. Although we believe the current softness in our industry will be relatively short-lived, we are aggressively managing the company in order to successfully cope with the current challenging environment. In the meantime, we are generating strong cash flows from operations, and we believe our large and well-situated proprietary distribution system and powerful brand names will continue providing La-Z-Boy with a strong competitive advantage moving forward."


La-Z-Boy Background Information
With annual sales in excess of $2 billion, La-Z-Boy Incorporated is one of the world's leading residential furniture producers, employing about 21,000 people company wide and operating 56 manufacturing facilities in 11 states and four foreign countries. The La-Z-Boy family of companies produces furniture for every room of the home and office: La-Z-Boy Residential, La-Z-Boy Business Furniture Group, Hammary, Kincaid, England/Corsair, Centurion, Sam Moore, Bauhaus, Alexvale, American Drew, Pennsylvania House, Lea, Pilliod, Barclay and Clayton Marcus. Under the American of Martinsville brand name, La-Z-Boy is also a leading manufacturer of hospitality and assisted-living furniture.

La-Z-Boy's vast distribution network of proprietary retailers includes 287 La-Z-Boy Furniture Galleries(R) and 319 La-Z-Boy In-Store Gallerys, plus additional in-store gallery programs at England/Corsair, Kincaid, Pennsylvania House, Clayton Marcus, Sam Moore and Lea, and contains over 9 million square feet of retail floor space dedicated exclusively to selling La-Z-Boy Incorporated products. According to industry trade publication Furniture/Today, the La-Z-Boy Furniture Galleries retail network by itself represents the industry's sixth largest U.S. furniture retailer. La-Z-Boy's stock is traded on the New York and Pacific stock exchanges under the symbol: LZB


Forward-looking Information
Any forward-looking statements contained in this report represent management's current expectations, based on present information and current assumptions. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to, anticipated sales growth; success of new products; interest rate fluctuations; changes in consumer confidence/demand and other risks and factors identified from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking statements either to reflect new developments or for any other reason.

Additional Information
This news release is just one part of La-Z-Boy Incorporated's financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, including the company's most recent Form 10-Q report. A Form 10-Q containing the latest quarter's income statement, balance sheet, cash flow statement, segment information and additional management discussion and analysis of the financial results is available at La-Z-Boy's Internet site (www.la-z-boy.com).

                             # # # # # # #






                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                LA-Z-BOY INCORPORATED



                                                /s/ James J. Korsnack
                                                ------------------------
Date:  December 22, 2000                        James J. Korsnack
                                                Chief Accounting Officer